Exhibit 99.1

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For immediate release:	Media Contact:
February 3, 2017	Joan Campion
(212) 733-2798

Investor Contact:
Chuck Triano
(212) 733-3901

Pfizer Commences $5 Billion Accelerated Share Repurchase
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Accelerated Share Repurchase Assumed in Pfizer's 2017 Financial Guidance Issued on January 31, 2017

NEW YORK, NY, February 3 - Pfizer Inc. (NYSE: PFE) today announced that it has entered into an accelerated share repurchase agreement with Citibank N.A. (Citibank) to repurchase $5 billion of Pfizer's common stock.  This agreement is part of Pfizer's existing share repurchase authorization.

Approximately 126 million of the shares to be repurchased under the transaction will be received by Pfizer on February 6, 2017. At settlement of the agreement, which is expected to occur during or prior to the third quarter of 2017, Citibank may be required to deliver additional shares of common stock to Pfizer, or, under certain circumstances, Pfizer may be required to deliver shares of its common stock or may elect to make a cash payment to Citibank, with the number of shares to be delivered or the amount of such payment based on the volume-weighted average price of Pfizer’s common stock during the term of the transaction.

About Pfizer Inc.
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives.  We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products.  Our global portfolio includes medicines and vaccines, as well as many of the world's best-known consumer health care products.  Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time.  Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world.  For more than 150 years, Pfizer has worked to make a difference for all who rely on us.  To learn more, please visit us at  www.pfizer.com.  In addition, to learn more, follow us on Twitter at  @Pfizer and @Pfizer_News, LinkedIn, YouTube, and like us Facebook at Facebook.com/Pfizer.

DISCLOSURE NOTICE: The information contained in this release is as of February 3, 2017. Pfizer assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information related to Pfizer's plans with respect to an accelerated share repurchase that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in business and financial planning, including, without limitation, risks related to Pfizer's business and prospects, adverse developments in Pfizer’s markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally that could significantly impact Pfizer’s ability to implement, or realize the benefits of, the accelerated share repurchase as currently planned.

A further description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results”, as well as in its subsequent reports on Form 10-Q and Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and www.pfizer.com.

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